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                                                                  Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                         Six Months Ended
                                                             June 30,
                                                        2002          2001
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $244,139      $219,588
  Interest expense                                     273,086       324,204
  Implicit interest in rents                             8,713         8,482

Total earnings                                        $525,938      $552,274


Fixed charges:
  Interest expense                                    $273,086      $324,204
  Implicit interest in rents                             8,713         8,482

Total fixed charges                                   $281,799      $332,686


Ratio of earnings to fixed charges                        1.87          1.66